Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Notice To Common Shareholders Of Annual Meeting
To Be Held November 17, 2011

It is our pleasure to invite you to attend our Annual Meeting of Shareholders that will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 17, 2011 at 10:00 a.m. for the purposes of:

(1)	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm of the Company for the fiscal year ending June 30, 2012;
(2)	Electing three directors for three year terms expiring in 2014 (the Board of Directors recommends a vote FOR each nominee);
(3)	Non-binding, advisory vote to approve the compensation paid our named executive officers for fiscal 2011;
(4)	Non-binding, advisory vote on whether the shareholder vote on our named executive officers’ compensation should occur every 1, 2 or 3 years;
(5)	Acting on such other business as may properly come before the meeting.
Holders of Common Stock of record at the close of business on October 1, 2011 will be entitled to vote at the meeting. If you plan to attend, please contact us as that will assist us in our planning. You can do this by calling Emily P. Bennett at 1-800-676-1933, extension 116, or by e-mail to ebennett@deltagas.com.

/s/Glenn R. Jennings

Glenn R. Jennings

Chairman of the Board,
President and Chief Executive Officer

Winchester, Kentucky
October 14, 2011

To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you vote the enclosed proxy promptly.

Proxy Statement

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Information Concerning Proxy

This solicitation of proxies is made by us upon the authority of our Board of Directors, and the costs associated with this solicitation will be borne by us.  We intend to use the mail to solicit our shareholders and intend first to send this proxy statement and the accompanying form of proxy to our shareholders on or about October 14, 2011.  We will provide copies of this proxy statement, the accompanying proxy and our fiscal 2011 Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials.  This proxy statement is also available on Delta's website at http://www.deltagas.com/proxy.htm.  In addition to using the mail, proxies may be solicited by our directors, officers and regular employees in person or by telephone, e-mail or other online methods.  We will reimburse their expenses for doing this.  Computershare Investor Services, LLC, as part of its duties as our registrar and transfer agent, mails our proxy solicitation materials to our shareholders.  Fees for this service are included in the annual fee we pay to Computershare for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John B. Brown, Chief Financial Officer, Treasurer and Secretary of Delta.

Ratification of the Appointment by the Audit Committee of Deloitte & Touche LLP
as the Independent Registered Public Accounting Firm of the Company
for the Fiscal Year Ending June 30, 2012

Our stockholders are being asked to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2012.  Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since 2002, and the Audit Committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending June 30, 2012.

The Audit Committee is solely responsible for selecting the Company's independent auditors.  Although stockholder ratification of the appointment of Deloitte & Touche LLP is not required by law or the Company's organizational documents, the Board of Directors believes that it is desirable to do so.  If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider whether to engage another independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends voting "FOR" the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2012.

Election of Directors

Our Board of Directors is classified into three classes, with terms expiring in either 2011, 2012 or 2013.  The terms of three directors, Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr., are scheduled to end in 2011.  Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. are nominated to continue as directors for a three-year term ending in 2014.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. as directors.  If any nominee should refuse or be unable to serve, the proxy will be voted for such person as our Board of Directors shall designate.  We presently have no knowledge that any of the nominees will refuse or be unable to serve.

The names of directors and nominees and certain information about them are set forth below.  Our board has determined that, except for Mr. Jennings, who is an employee of Delta, all directors are “independent”, as defined in Rule 5605(a)(2) of the listing standards for the NASDAQ OMX Group.

Name, Age, Position	Additional Business
Held With Delta and	Experience During
Period of Service	Last Five Years
As Director	And Other Information (1)

Linda K. Breathitt (2) – 60 Director – 2007 to present
Ms. Breathitt currently serves as Federal Representative to the Southern States Energy Board in Norcross, Georgia as appointed by President Obama in September 2009.  Since April 2008, Ms. Breathitt has been self-employed as an energy advisor and consultant based in Lexington, Kentucky.  From August 2003 through March 2008, Ms. Breathitt advised clients on energy policy and regulatory matters as Senior Energy Advisor at the law firm of Thelen Reid Brown Raysman & Steiner LLP in Washington, D.C.

Our Board benefits from Ms. Breathitt’s significant experience as an energy regulator, her knowledge of government and her relationships with community and state leaders.  Ms. Breathitt has ten years of direct experience as an energy regulator at both the state and Federal level, serving as the Chairman of the Kentucky Public Service Commission and as a Commissioner at the Federal Energy Regulatory Commission.  For thirteen years, Ms. Breathitt directed the State of Kentucky Federal Affairs Office in Washington, DC and dealt with major Federal policy matters impacting Kentuckians.  Ms. Breathitt also serves on the Board of Directors for numerous local non-profit agencies.  Ms. Breathitt is familiar with our service territory and customers in the Fayette County, Kentucky area.

Lanny D. Greer (2) – 60 Director – 2000 to present
Mr. Greer currently serves as the Chairman of the Board and President of First National Financial Corporation and First National Bank in Manchester, Kentucky.  In those positions, he is responsible for all Board functions and executive actions of both corporations.

Mr. Greer’s knowledge of the banking and finance industries assists us and the Board when considering our capital and liquidity needs and plans.  In addition, Mr. Greer has managed several other corporations in various industries, contributing to the business judgment which he brings to the Board of Directors.  Mr. Greer is familiar with our service territory and customers in the Clay County and Laurel County, Kentucky areas.  The Board also benefits from Mr. Greer’s knowledge of the cultural, political and business climate in Kentucky.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Glenn R. Jennings (3) – 62
Mr. Jennings currently serves as our Chairman of the Board, President and Chief Executive Officer.  He also serves the energy industry as a board member and committee member of the American Gas Association and the Southern Gas Association.  He is Chairman of the American Gas Association Small Member Council.

Mr. Jennings has devoted over thirty two years to Delta, twenty six as Chief Executive Officer and six as Chairman of the Board.  Mr. Jennings, a Certified Public Accountant in Kentucky, brings to the Board of Directors his experience as a former internal auditor at Berea College, and as an auditor with Arthur Andersen & Co. specializing in public utility companies.  Mr. Jennings' civic involvement includes serving on community boards, including serving as chairman of the board of a local bank, a member of the Berea, Kentucky City Council and as a member of the Board of Trustees of Berea College.  He is familiar with Delta’s service territory and customers in the Madison County, Kentucky area.  Mr. Jennings provides the Board experience in all facets of the Company’s operations, risks, business strategy, finances, regulation and political and business climate.

Chairman of the Board, President and Chief Executive Officer – Director – 1984 to present

Michael J. Kistner (4) – 68 Director – 2002 to present
Mr. Kistner is owner and founder of MJK Consulting in Louisville, Kentucky through which he provides financial consulting.  Mr. Kistner has also taught at McKendree University’s Ratcliff Kentucky campus.
A retired audit partner with Arthur Andersen & Co., Mr. Kistner spent 27 years with the firm, specializing in public utilities and related Securities and Exchange Commission filings.  He is a Certified Public Accountant and continues to build on his knowledge of our industry by completing continuing education courses related to public utilities and the SEC.  In addition to the utility specific financial accounting and internal control expertise that Mr. Kistner brings to the Board, he also has three years of experience serving as Chief Financial Officer, Chief Administrative Officer and Co-Chief Executive Officer of a men’s clothing business, providing additional financial and managerial expertise.  Mr. Kistner's qualifications and experience are beneficial in the proper oversight of our financial reporting and financial risk management functions as our designated "Audit Committee financial expert", as defined by Securities and Exchange Commission regulations.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Lewis N. Melton (3) – 71
Mr. Melton currently provides general oversight of Tunnel Management, Inc. in Middlesboro, Kentucky and other project oversight and administration of Vaughn & Melton Consulting Engineers, Inc. in Middlesboro, Kentucky.  Tunnel Management, Inc. and Vaughn & Melton Consulting Engineers, Inc. are wholly owned subsidiaries of Pioneer Holdings, Inc. (formerly Vaughn & Melton, Inc.), where Mr. Melton serves as a Director.  Mr. Melton is also a Vice President and Director of Ambleside, Ltd and a Partner with Triangle Partners, LLP, both in Middlesboro, Kentucky.

In 1967, Mr. Melton co-founded the firm that grew into Pioneer Holdings, Inc.  As a civil engineer, he served in both a professional and executive capacity while growing the firm to a four state presence.  Mr. Melton brings entrepreneurial and management experience to our Board of Directors.  He also served on a local bank board for several years and is familiar with our service territory and customers in the Bell County and Knox County, Kentucky areas.  The Board also benefits from Mr. Melton’s knowledge of the cultural, political and business climate in Kentucky.

Director – 1999 to present

Arthur E. Walker, Jr. (3) – 66
Mr. Walker currently serves as President and principal owner of The Walker Company.  The Walker Company, based in Mt. Sterling, Kentucky, performs general and highway construction.

Mr. Walker's 30 years of management experience give him insight and experience into the operations, challenges and complex issues facing corporations.  He has served on many trade association and community boards and is familiar with Delta’s service territory and customers in the Montgomery County, Menifee County and Bath County, Kentucky areas.  Our Board also benefits from Mr. Walker’s knowledge of the cultural, political and business climate in Kentucky.  Mr. Walker provides a rich historical perspective to the Board of Directors, with his father being one of our initial investors and serving as a director from 1951-1981.

Director – 1981 to present

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Michael R. Whitley (4) – 68 Director – 2000 to present
Mr. Whitley's career spanning nearly 35 years was with KU Energy Corporation and later with LG&E Energy Corporation, from which he retired in 1998.  Both companies were investor owned publicly traded utility holding companies.  The principal subsidiary of KU Energy was an electric utility which provided electric service to more than 470,000 customers in 77 Kentucky counties and 5 counties in southwestern Virginia.  Non-utility business activities were focused on energy related opportunities and were conducted under a separate subsidiary, KU Capital Corporation.  During his tenure, Mr. Whitley served in various leadership positions, including Chairman of the Board, President and Chief Executive Officer.  Following the combination of KU Energy Corporation and LG&E Energy Corporation, Mr. Whitley became Vice-Chairman, President and Chief Operating Officer of the merged company that served more than 800,000 electric customers and 284,000 natural gas customers.

Mr. Whitley's other business and civic activities have included service on bank, hospital and business boards and various utility industry involvements, Mr. Whitley's experience managing a major holding company combined with his other business and professional activities brings to the Board a source of experience and insight with respect to the Company's challenges, opportunities and operations.

(1)	Except for Delta’s subsidiaries, none of the organizations or companies listed in this column is Delta’s parent, subsidiary or affiliate.

(2)	Term expires on date of Annual Meeting of Shareholders in 2013.

(3)	Term expires on November 17, 2011.

(4)	Term expires on date of Annual Meeting of Shareholders in 2012.

Board Leadership, Committees and Meetings

Board Leadership Structure

Glenn R Jennings serves as our Chairman of the Board, President and Chief Executive Officer.  Combining the Chairman of the Board, President and Chief Executive Officer positions takes full advantage of the abilities and knowledge of Mr. Jennings and facilitates his efficient and effective execution of his various responsibilities, which include strategic planning, business development and the execution with management of day-to-day operations.  It also reduces the potential for duplication of efforts and provides clear leadership for us.

As described below, we have a committee structure that includes our Audit Committee and our Corporate Governance and Compensation Committee.  Those two committees are composed entirely of independent directors and oversee critical parts of our operations and governance.  See "Audit Committee" and "Corporate Governance and Compensation Committee".  We have a lead independent director whose role is to chair Board meetings in the absence of our Chairman of the Board.  Our lead independent director chairs our regular meetings solely of independent directors.

We believe that combining the responsibilities of the Chairman of the Board, President and Chief Executive Officer in Mr. Jennings, while at the same time utilizing the governance practices described in the immediately preceding paragraph, provide an appropriate balance between efficiency, on the one hand, and effective board monitoring and independent oversight, on the other.

We do not have a risk management committee or similar committee with delegated authority to manage our overall risk.  Instead, we administer our risk oversight function through the full Board.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  Our Audit Committee is comprised of Ms. Breathitt, Mr. Greer and Mr. Kistner (Chairman).  The committee met four times during fiscal 2011.  Our Board of Directors has adopted a written charter for the Audit Committee.  A current copy of the Audit Committee's charter is available on our website at www.deltagas.com.  Under the terms of the Audit Committee charter, the committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors.  The Audit Committee charter also empowers the committee to review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.  The committee is in compliance with its written charter.

The Audit Committee is composed entirely of directors who are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, and who are “independent” as defined by applicable listing standards of the NASDAQ OMX Group.  Our Board of Directors has determined that Michael J. Kistner is the “Audit Committee financial expert”, as defined by Securities and Exchange Commission regulations.  Mr. Kistner is "independent", as defined by applicable listing standards of the NASDAQ OMX Group.

Corporate Governance and Compensation Committee

We have a standing Corporate Governance and Compensation Committee comprised of Messrs. Melton (Chairman), Walker and Whitley.  The committee met two times during fiscal 2011.  Our Board of Directors has adopted a written charter for the Corporate Governance and Compensation Committee.  A current copy of the Corporate Governance and Compensation Committee's charter is available on our website at www.deltagas.com.

Under the terms of the Corporate Governance and Compensation Committee charter, the committee is empowered to make recommendations to the Board of Directors as to the compensation of directors and executive officers and other personnel matters.  The committee, however, has final authority to grant all awards under our Incentive Compensation Plan.  The committee reports all such awards to the full board.  See “Compensation Discussion and Analysis” and “Grants of Plan Based Awards”.

The Corporate Governance and Compensation Committee's charter has no provision respecting the extent to which the committee may delegate any authority to other persons.

The committee reviews directors’ compensation and recommends (except with regard to awards under our Incentive Compensation Plan) changes when appropriate to the full board. The committee engages the services of consultants as needed to assist in evaluating directors’ compensation.  The committee employed Mercer, a human resources consulting firm, to study the compensation of directors and executive officers.  Mercer evaluated the competitiveness of our executive compensation and benefits programs and conducted a competitive review of our outside director compensation program in August, 2009.  Mercer also advised the committee on the development and operation of our Incentive Compensation Plan.  The committee considered the results of Mercer's work as it determined changes to compensation during fiscal 2011.  See “Compensation Discussion and Analysis”.

Under the terms of its charter, the Corporate Governance and Compensation Committee is also charged with the responsibility to identify and recommend to the Board of Directors individuals who would make suitable directors.  In identifying and recommending candidates for the Board of Directors, the committee is obliged to give due consideration to the intelligence, integrity, diversity, education and business experience of potential directors and the amount of time such candidates can reasonably be expected to devote to Board responsibilities.  In considering the qualifications of potential nominees for board membership, the committee does not assign specific weights to particular criteria.  Instead, the committee considers the qualifications of our directors as a group, in an effort to provide a composite mix of qualifications that will allow the board to fulfill its responsibilities.  Except as described in this paragraph, the committee does not have a formal policy with respect to board diversity.  The committee’s recommendations are to be consistent with maintaining a high quality, diverse and actively engaged Board of Directors.  The committee is to identify candidates through its own business and personal contacts and through recommendations by board members, officers and employees.  The committee may obtain advice and assistance from other advisors, as needed, to identify board candidates.  No such advisor was employed during 2011.

The committee will consider shareholder recommendations for board membership.  In evaluating such shareholder recommendations, the committee will apply the same criteria as applied to its own candidates, as described in the immediately preceding paragraph.  Such shareholder recommendations must be made in writing and received at our principal executive office not less than 120 calendar days before the date in that year corresponding to the date our proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of Shareholders.

All members of the committee are independent as defined in the listing standards of the NASDAQ OMX Group.

Executive Committee

We have a standing Executive Committee comprised of Messrs. Jennings (Chairman), Kistner, Melton and Whitley.  The committee, which did not meet during fiscal 2011, is empowered to act for and on behalf of our Board of Directors during the interval between the meetings of the Board of Directors, in the management and direction of our business.

Meetings and Board Compensation

During fiscal 2011, our Board of Directors held five meetings.  All directors except Lanny D. Greer attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.  Mr. Greer attended 67% of the meetings.  Our stated policy encourages members of the Board of Directors to attend our Annual Meeting of Shareholders.  All of our directors except Michael J. Kistner and Arthur E. Walker, Jr. attended our 2010 Annual Meeting of Shareholders.

During fiscal 2011, each director other than Mr. Jennings received monthly compensation of $2,200 and an additional retainer of $700, $600 and $300 per month for service as the Chairman of the Audit Committee, Chairman of the Corporate Governance and Compensation Committee and Lead Director, respectively.  In addition, under our Incentive Compensation Plan, 200 shares of common stock were issued in August, 2010 to each member of our Board of Directors other than Mr. Jennings.  Mr. Jennings is not paid any directors’ fees as Chairman of the Board of Directors, since he is employed as one of our executive officers.

Common stock awards of 300 shares were made, under our Incentive Compensation Plan, in August, 2011 to each member of our Board of Directors other than Mr. Jennings.

Director Compensation

The following table summarizes the compensation to our directors for the year ended June 30, 2011.
Name	Cash Fees	Stock Awards (1)	All Other Compensation	Total

Linda K. Breathitt	$26,400	$5,866	$–	$32,266
Lanny D. Greer	26,400	5,866	–	32,266
Glenn R. Jennings	–	–	–	–
Michael J. Kistner	34,800	5,866	–	40,666
Lewis N. Melton	33,600	5,866	–	39,466
Arthur E. Walker, Jr.	26,400	5,866	–	32,266
Michael R. Whitley	30,000	5,866	–	35,866

(1)
The stock awards are priced at the aggregate grant date fair value.  The grant date was August 16, 2010 and the grant fair value of a share of the Company’s common stock on the date of grant was $29.33 per share.

Executive Officers

Name	Age	Date Employed by Delta		Position (1)	Date Began In This Position (2)

John B. Brown	44	4/1/95		Chief Financial Officer, Treasurer and Secretary	5/25/07 (3)

Johnny L. Caudill	62	10/15/72		Vice President – Distribution	11/20/08 (4)

Glenn R. Jennings	62	1/8/79		Chairman of the Board, President and Chief Executive Officer	11/17/05

Brian S. Ramsey	48	8/17/84		Vice President – Transmission and Gas Supply	11/20/08 (5)

Matthew D. Wesolosky	35	11/1/05	(6)	Vice President – Controller	11/18/10 (7)

(1)
Each executive officer is normally elected to serve a one year term. Each executive officer’s current term is scheduled to end on November 17, 2011, the date of the Board of Directors’ meeting following the 2011 Annual Meeting of Shareholders, except Mr. Jennings has an employment contract in his present capacity through November 30, 2015 (see “Potential Payments Upon Termination Or Change In Control”).

(2)	All current executive officers except Mr. Ramsey and Mr. Wesolosky have functioned as executive officers for at least five years.

(3)	Mr. Brown previously held the position of Vice President – Controller.

(4)	Mr. Caudill previously held the position of Vice President – Administration and Customer Service.

(5)	Mr. Ramsey was elected an executive officer on November 20, 2008. Mr. Ramsey previously held the position of Manager – Gas Supply.

(6)	Mr. Wesolosky was also employed by Delta from 6/1/98 to 1/31/01.

(7)	Mr. Wesolosky was elected an executive officer on November 18, 2010. Mr. Wesolosky previously held the position of Manager – Accounting and Information Technology.

Audit Committee Report

The Audit Committee is made up entirely of directors who are independent, as defined in the NASDAQ OMX Group listing standards. Consistent with the terms of its charter, the committee meets periodically with our independent auditors and our internal auditor, with and without management present, to discuss the auditors’ findings and other financial and accounting matters.

The firm of Deloitte & Touche LLP served as our independent auditors for the fiscal years ended June 30, 2011 and June 30, 2010.  The committee met with Deloitte & Touche LLP and discussed Deloitte & Touche LLP’s independence and other matters required to be discussed by applicable standards including statement on Auditing Standards No. 61.  Deloitte & Touche LLP has provided the Audit Committee with written assurance of its independence as required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526.

The Audit Committee charter governs the provision of audit and non-audit services by our independent auditors.  The committee considers annually and, if appropriate, approves the provision of audit services, including audit review and attest services, by our independent auditors, and considers, and, if appropriate, pre-approves the provision of certain defined permitted non-audit services within a specified dollar limit. It also considers on a case-by-case basis and, if appropriate, approves specific engagements that do not fit within the definition of the annually pre-approved services or established fee limits.  Any proposed engagement that does not fit within the definition of an annually pre-approved service or is not within the fee limits must be presented to the committee for consideration at its next regular meeting, at a special meeting called to consider the proposed engagement, or pursuant to a unanimous written consent by the committee, in time-sensitive cases.  The committee regularly reviews summary reports detailing all services and related fees and expense being provided to us by our independent auditors.  All of the services provided by Deloitte & Touche LLP are approved by our Audit Committee in accordance with the Audit Committee Charter.  All of the services provided by Deloitte & Touche LLP during 2011 and 2010 were pre-approved by our Audit Committee.

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2011 and June 30, 2010 by the independent auditors:

	2011	2010

Audit Fees (1)	$251,000	$233,482
Audit-Related Fees (2)	26,065	26,494
Tax Fees (3)	17,081	125,833
All Other Fees (4)	5,475	9,530

Total Fees	$299,621	$395,339

(1)
Includes fees of $204,000 and $200,000 for auditing and reporting on our annual financial statements for the fiscal years ended 2011 and 2010, respectively, prepared for submission to the SEC on Form 10-K, and for reviews of our interim financial information for each of the quarters in the fiscal years ending June 30, 2011 and 2010 prepared for submission to the SEC on Form 10-Q.  Also includes out of pocket expenses billed in fiscal 2011 and 2010 of $21,000 and $20,582, respectively, $26,000 in fiscal 2011 for accounting consultations relating to our Incentive Compensation Plan and other accounting matters and $12,900 in fiscal 2010 for accounting consultations relating to an S-8 submission to the SEC in connection with our Incentive Compensation Plan and accounting consultations relating to a computer system conversion.

(2)	Includes fees for professional services rendered in fiscal 2011 and 2010, primarily in connection with audits of our employee benefit plans.

(3)	Includes fees for professional services rendered in fiscal 2011 and 2010 in connection with tax return reviews and consultations.

(4)	Includes fees for training and accounting resources in fiscal 2011 and 2010 and consultation relating to financial accounting rate case interrogatories in fiscal 2010.

The committee has considered and evaluated the provision of non-audit services by Deloitte & Touche LLP and has determined that the provision of such services was not incompatible with maintaining Deloitte & Touche LLP’s independence.

The committee has reviewed and discussed with management the results of the audit and the audited financial statements for 2011, and the committee recommended to our Board of Directors that the financial statements for 2011 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.  Representatives of Deloitte & Touche LLP will be present at our 2011 Annual Meeting of Shareholders to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

Michael J. Kistner, Committee Chairman
Linda K. Breathitt
Lanny D. Greer

Corporate Governance and Compensation Committee
Interlocks and Insider Participation

All members of the Corporate Governance and Compensation Committee are non-employee directors, and no member other than Mr. Walker has any direct or indirect material interest in or a relationship with us other than stockholdings as discussed herein and as related to their position as director.  Mr. Walker has an indirect material relationship with us by virtue of his ownership interest in certain of our vendors.  This relationship is disclosed in “Certain Relationships and Related Transactions”.  During 2011, none of our executive officers served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer.

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to each person serving as our Chief Executive Officer, our Chief Financial Officer and each of our three other named executive officers.

Overview

The Corporate Governance and Compensation Committee of our Board of Directors is comprised of independent directors and operates under a written charter approved by our Board of Directors.

The Corporate Governance and Compensation Committee is responsible for developing and making recommendations to our Board of Directors with respect to the Company’s executive salaries and cash bonuses.  See “Committees and Board Meetings”.  All decisions by the committee relating to the salaries and cash bonuses of our executive officers, including the Chief Executive Officer, are reviewed and given final approval by our Board of Directors.  During 2011, no decisions of the committee were modified in any material way or rejected by our Board of Directors.  Additionally, the Corporate Governance and Compensation Committee has final authority to grant all awards under our Incentive Compensation Plan.  The committee reports all such awards to the full board.

The elements of compensation for our executive officers consist of their base salaries, bonuses, stock awards, changes in retirement values and other forms of compensation, including perquisites, as set forth in the “Summary Compensation Table”.  Our non-contributory, defined benefit retirement plan provides benefits to our employees, including executive officers.  We also contribute to an irrevocable trust that will make payments to Mr. Jennings upon his retirement. See “Retirement Benefits”.

We chose these forms of compensation for our executive officers because we believe that they provide appropriate incentives for the high quality and responsible management that we desire from our executive officers.  Base salaries provide a fixed level of cash compensation for sustained individual performance.  The base salary component of our executive compensation program is the least variable relative to Company performance.  Cash bonuses reward executives for their contributions to the Company’s short-term financial and operational performance in years when the Company’s overall performance affords such payments, as recommended by the committee once fiscal year-end results are known.  Our Incentive Compensation Plan allows the committee, if it so chooses, to provide equity-based compensation to our executive officers.  The Incentive Compensation Plan provides for the grant of incentive compensation awards to our executive officers in order to promote equity ownership through both short-term and long-term incentives.  The short-term incentives are accomplished through potential payment of stock bonus awards.  The long-term incentive compensation is achieved through potential awards of restricted shares and performance shares.  We believe that the Incentive Compensation Plan helps promote our interests and our shareholders’ interests through (i) the attraction and retention of executive officers essential to our success, (ii) the motivation of executive officers using both short-term and long-term performance-based incentives linked to performance goals and the interests of our shareholders and (iii) enabling such individuals to share in our growth and success.  Benefits and perquisites provide a competitive total compensation program.  Benefits additionally support the retention of key executive talent.

A summary of the compensation awarded to our named executive officers is set forth in the “Summary Compensation Table”.  The components of Mr. Brown’s, Mr. Caudill’s, Mr. Jennings’, Mr. Ramsey’s and Mr. Wesolosky’s fiscal 2011 compensation are generally consistent with prior years with the addition of stock bonuses and performance share awards in fiscal 2011.

Compensation Determination Process

The salary levels, cash and stock bonus awards, and performance share awards for 2011 reflect the committee’s and the Board of Directors’ assessment of our executives’ responsibilities and contribution to our overall success.   While the Board of Directors and the committee do not use any specific, quantified relationship between corporate performance and compensation, they have relied upon market data and consultants for the general parameters of our executive compensation.

Role of Market Data and Consultants in Determining Compensation

Salaries for our executive officers, including our Chief Executive Officer, are determined in a manner similar to that for all of our employees.  In 2009 the committee hired Mercer, a human resources consulting firm, to review industry surveys and to conduct a comparison of the compensation of executives with similar job responsibilities in similarly-sized gas transmission/utility companies so that we could better analyze the competitiveness of our current compensation packages for our executives.

The committee received Mercer’s recommendations in August of 2009, which included recommendations that the Company adopt an equity compensation plan and increase base salary levels to align with market median levels.

For its 2009 report, Mercer analyzed the competitiveness of our base salaries, total cash compensation (salaries plus annual cash bonuses) and total direct compensation (total cash compensation plus the expected value of long-term compensation) by comparing our pay practices to the pay practices of a custom peer group listed below.  It also analyzed our financial performance with that of the custom peer group by comparing financial performance and shareholder return metrics over one- and three-year periods for us with that of the peer group. The following gas transmission/utility companies, having median revenues of $290 million, were used by Mercer in its peer group comparison:

Northwest Natural Gas Company	South Jersey Industries, Inc.
Boardwalk Pipeline Partners, LP	MGE Energy, Inc.
Chesapeake Utilities Corporation	Unitil Corporation
Florida Public Utilities Company	RGC Resources, Inc.
Gas Natural Inc. (f/k/a Energy West Inc.)	Corning Natural Gas Corporation

We considered Mercer’s 2009 report as we adjusted our base salaries.  We also developed and then obtained shareholder approval for our new Incentive Compensation Plan.

Evaluation of Stock Gains

The Board of Directors and the committee do not consider changes in value of previously awarded stock grants when determining executive compensation. The value of the stock awards is directly affected by the efforts of our executive officers in managing our Company.  Stock awards are now a portion of the compensation package for our executives precisely because these awards provide our executives with an incentive to manage the Company in a way that will help increase stockholder value.  Further, by accepting performance based stock awards instead of cash, each executive undertakes a certain degree of risk and uncertainty and we believe it would be inappropriate to have the value of those awards affect future compensation decisions. Accordingly, realized gains or losses on stock awards are not considered when decisions are made regarding future compensation.

Accounting Considerations

When determining the equity components of the Company’s compensation programs, the committee and Board of Directors are mindful of tax and accounting considerations.

Role of Our Chief Executive Officer

Our Chief Executive Officer aids the committee in obtaining compensation market data through his informal industry contacts and through published industry surveys.  He makes recommendations to the committee relating to salary adjustments for all executive officers other than himself.  He also makes recommendations to the committee relating to cash bonuses and equity compensation for all executive officers, including himself.

Final Recommendations and Determinations

In determining compensation for our executive officers, the committee considers each executive officer’s responsibilities and performance over the last year.  Each year, the committee also receives employment market information regarding changes in salary ranges.  It considers its own members’ experience and understanding of the employment market and the recommendations of our Chief Executive Officer.  Based upon all of this information, the Corporate Governance and Compensation Committee (i) recommends to our Board of Directors revised salaries, salary ranges and cash bonuses for our executive officers, (ii) grants equity compensation awards to our executive officers and (iii) reports such equity awards to the Board of Directors.

Elements of Compensation

The elements of compensation for our executive officers consist of their base salaries, cash bonuses, stock bonuses, performance stock awards, changes in retirement values, employment and change in control agreements and other forms of compensation, including perquisites, as set forth in the “Summary Compensation Table”.   Please refer to “Compensation Determination Process” for a description of all of the factors the committee considers when making compensation determinations.  The factors identified in the previous section are considered when decisions are made regarding each component of executive compensation described below.

Cash Compensation

•
Base Salaries.  Salaries are a major component in our executive compensation. The base salary component of our executive compensation program is the least variable relative to Company performance.  Actual individual salary amounts reflect the committee’s and Board of Directors’ judgment of each executive’s overall responsibilities.   We attempt to establish salary levels that will promote the overall compensation philosophy of our Company, which is to reward our executive officers for superior management, to provide incentives for high quality and socially responsible management and to maintain our competitive position in the employment market.

•
Annual Cash Bonus Awards.  We have no formal annual cash bonus award program.  Each year the committee considers the award of cash bonuses and the amount of cash bonuses based upon its assessment of our overall performance and the contributions and performances of the individual executive officers.  The committee attempts to recommend bonus amounts in a manner that recognizes and rewards superior performance by our executive officers, that provides incentive for high quality management and that establishes competitive levels of compensation for our executive officers.  Based on this process and these criteria, the committee recommended to our Board of Directors that we award bonuses to our executive officers in each of the last five years.  Our board accepted the committee’s recommendation and awarded bonuses in each case.

Equity Compensation

Our Incentive Compensation Plan provides for the grant of incentive compensation payable in performance stock, restricted stock and stock bonus awards to our executive officers.  We believe that the Incentive Compensation Plan helps promote our interests and our shareholders’ interests through the attraction and retention of executive officers essential to our success, the motivation of executive officers using both short-term and long-term performance-based incentives linked to performance goals and the interests of our shareholders and enabling such individuals to share in our growth and success.  The short-term incentives are accomplished through the potential payment of stock bonus awards.  The long-term incentive compensation is achieved through potential awards of restricted shares and performance shares.

•
Annual Stock Bonus Awards.  We have no formal annual stock bonus award program.  Each year the committee considers the award of stock bonuses and the amount of stock bonuses based upon its assessment of our overall performance and the contributions and performances of the individual executive officers.  The committee attempts to award bonuses in a manner that recognizes and rewards superior performance by our executive officers, that provides incentive for high quality management and that establishes competitive levels of compensation for our executive officers.  The committee makes the decision on whether or not to pay stock bonuses to our executive officers and the amount of any such bonuses.

Subsequent to June 30, 2011, the committee issued additional common stock bonus awards under the Incentive Compensation Plan to our executive officers.  The awards, granted August 12, 2011, totaled 4,400 shares of common stock.

•
Performance Shares.  As a portion of our 2011 fiscal year compensation we chose to provide long-term incentives to our executive officers in the form of performance shares to be paid in restricted stock.  The committee structured the long term incentive awards both to reward performance and to encourage management continuity.

▪
2011 Performance Objectives.  The committee selected performance criteria defined as the Company’s audited earnings per share before any cash bonuses or stock awards for the year ending June 30, 2011 (“2011 EPS”).  The committee believes that utilizing a performance measure based upon audited earnings per share aligns management’s interests with shareholders’ interests.  In addition, earnings per share are related to the success of management’s efforts.  The committee determined a targeted performance objective as well as minimum and maximum performance objectives.  These levels were set in consideration of historical and budgeted earnings per share and dividend payout ratios.  The committee set the target objective to be a challenging, yet attainable, goal.  The minimum performance objective was set to ensure that no incentive awards would be granted in a year in which earnings per share was insufficient to pay awards and still maintain an acceptable dividend payout ratio.  The maximum performance objective was set to additionally award performance at levels above the target objective.  The three 2011 EPS performance objectives are as follows:

Minimum Performance Objective:	$1.80 per share of common stock
Targeted Performance Objective:	$1.90 per share of common stock
Maximum Performance Objective:	$2.00 per share of common stock

The number of shares of restricted stock that an executive officer could be granted depended on the extent to which the performance objectives were met and varied among the executive officers.  See the “Grants of Plan-Based Awards” table.

Since the committee also desired to encourage management retention and reward management continuity, the awards are structured to vest over three periods requiring the executive officers to remain employed during the three periods in order to receive all of the awards granted through the plan.  Thus if at least one level of the performance criteria is met, then shares of restricted stock will be awarded.  Since the performance objectives were met, shares of restricted stock were awarded to each executive officer, and the first 1/3 of these shares vested on August 31, 2011.  The second 1/3 will vest on August 31, 2012, and the final 1/3 will vest on August 31, 2013 as long as the executive officer remains an employee throughout each such restriction period.  Further, during the restriction period, the executive officer is able to exercise full voting rights with respect to the restricted stock and is entitled to receive all dividends and other distributions paid with respect to the restricted stock.  Dividend rates for holders of restricted stock are the same as for other common shareholders.

While the Company met the maximum performance objective for its fiscal year ending June 30, 2011, the individual awards of shares of restricted stock that each named executive officer could realize at each performance level are set forth in the “Grants of Plan-Based Awards” table.  The actual awards of shares of restricted stock that each named executive officer realized are set forth in the “Outstanding Equity at Fiscal Year-End” table.

▪
2012 Performance Objectives.  As part of our executive compensation program for 2012, the committee granted new performance share awards that are similar to the awards the committee made at the beginning of our 2011 fiscal year.  The performance criteria are based upon our audited earnings per share before any cash bonuses or stock awards for the year ending June 30, 2012.  Assuming the performance objectives are met then the performance shares will be paid in shares of restricted stock and vest in 1/3 increments each year beginning on August 31, 2012.  Depending on the extent to which the performance objectives are met, total common shares awarded relating to the 2012 performance objectives will range up to 18,000 shares.

Payments under Employment and Change in Control Agreements upon Change in Control or Termination of Employment

We believe our employment agreements and change in control agreements help us attract and retain exceptional executives.  Employment and change in control agreements protect both us and our executives by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, circumstances for termination and protection in the event of a change in control of the Company.  We also view change in control payments as a part of the executive’s long term compensation and hence important in attracting and retaining excellent executives, particularly through transition periods following a change in control. Accordingly, we entered into an employment agreement with Mr. Jennings, our Chairman of the Board, President and Chief Executive Officer, and we have entered into change in control agreements with our other named executive officers.  The details of these agreements are described in “Potential Payments Upon Termination or Change in Control” below.

Post-Employment Compensation

In addition to the compensation received by the executive officers during 2011, we provide a non-contributory, defined benefit retirement plan that provides benefits to our employees, including executive officers.  We also contribute to an irrevocable trust that will make payments to Mr. Jennings upon his retirement.  Both of these programs are described below and in detail under the heading “Retirement Benefits”.

Perquisites

As described below in the “Summary Compensation Table”, we provide additional forms of compensation, including some perquisites, to our executive officers.  We select those forms of compensation or benefits for our executive officers because they are consistent with our executive and employee compensation philosophy described above.  We believe that these forms of compensation or benefits enhance our competitive position in the labor and management markets and generally are consistent with the types of non-cash compensation and perquisites paid by our competitors.

Consideration of Shareholder Advisory Vote

The committee and the Board of Directors will consider the results of the shareholder advisory vote on executive compensation to be held at the 2011 Annual Meeting of Shareholders while making executive compensation decisions and policies in 2012.

Compensation Risks

In our compensation policies and practices for our employees, including our executive officers, we have primarily utilized salaries, with cash bonuses (with advice and recommendations from our committee) and equity compensation in the form of stock bonuses and performance shares awarded at the discretion of the committee.  See “Compensation Committee Report” and “Summary Compensation Table”.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us and that the mix and design of the elements of our executive officers’ compensation do not encourage management to assume excessive risks.  For example, past salary surveys have verified that the salaries of our executive officers are comparable to our peers and thus we do not believe there is anything in our salary compensation structure, or the manner in which raises are awarded, that poses any unnecessary risk.

Additionally, we do not believe any grants under our Incentive Compensation Plan encourage the taking of unnecessary or excessive risks because (i) all of the awards are equity-based compensation that align the interests of our executive officers with those of our shareholders, (ii) the value of the bonus stock awards and restricted stock awards are tied to the market value of our common stock and will be enhanced to the extent the Company achieves improved earnings over a longer period of time, (iii) since the awards are paid in stock, the tax code treatment of long-term versus short-term capital gains also encourages the recipients to hold the stock they receive, which discourages their taking short-term actions to improve earnings that may not have a more long-term effect upon the value of the Company and (iv) the vesting period for the restricted stock also encourages the taking of actions that will have more of a long-term effect upon the value of the Company.

Corporate Governance and Compensation
Committee Report

The Corporate Governance and Compensation Committee has reviewed and discussed with management the section entitled “Compensation Discussion and Analysis” in this Proxy Statement.  Based on its review and discussion with management, the Corporate Governance and Compensation Committee has recommended to our Board of Directors  that the section entitled “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended June 30, 2011 and this Proxy Statement.

Lewis N. Melton, Committee Chairman
Arthur E. Walker, Jr.
Michael R. Whitley

Summary Compensation Table

The following table sets forth information concerning the compensation of our executive officers.

Name and	Fiscal			Stock	Change in		All Other
Principal Position	Year	Salary	Bonus	Awards (1)	Pension Value (2)		Compensation (3)	Total

John B. Brown	2011	$177,000	$40,000	$76,258	$18,347		$24,126	$335,731
Chief Financial	2010	167,000	30,000	—	33,249		22,665	252,914
Officer, Treasurer and Secretary	2009	160,700	30,000	—	16,179		24,508	231,387

Johnny L. Caudill	2011	187,000	40,000	76,258	75,175		27,670	406,103
Vice President –	2010	180,000	30,000	—	106,723		24,319	341,042
Distribution	2009	169,167	30,000	—	66,100		26,381	291,648

Alan L. Heath (4)	2009	90,700	—	—	98,777		35,744	225,221
Vice President –
Operations and Engineering

Glenn R. Jennings	2011	350,000	130,000	351,960	239,932	(5)	29,007	1,100,899
Chairman of the Board,	2010	340,000	110,000	—	242,880	(5)	32,779	725,659
President and Chief Executive Officer	2009	333,000	110,000	—	124,509	(5)	34,002	601,511

Brian S. Ramsey (6)	2011	144,000	50,000	76,258	25,817		19,434	315,509
Vice President –	2010	132,000	40,000	—	31,906		17,615	221,521
Transmission and Gas Supply	2009	110,500	40,000	—	14,554		5,336	170,390

Matthew D. Wesolosky (7)	2011	106,375	25,000	2,346	7,057		5,146	145,924
Vice President – Controller

(1)
The stock awards include stock bonuses priced at the aggregate grant date fair value.  The grant date was August 16, 2010 and the grant date fair value of a share of the Company’s common stock on the date of grant was $29.33 per share.  The stock awards also include performance shares.  The performance shares, as detailed in the “Grants of Plan-Based Awards” table, are shown as the total awards granted based on the achievement of the performance conditions at the highest level, priced at the aggregate grant date fair value.  In 2011, the highest level of performance was achieved.  These amounts were calculated based on the fair market value of a share of the Company’s common stock on the date of grant (August 16, 2010 at $29.33 per share) and on the assumption that all shares would fully vest for each of the named executive officers.  For additional information regarding these awards, please see the sections entitled “Annual Stock Bonus Awards” and “Performance Shares” in the Compensation and Discussion Analysis section of this proxy statement.

(2)
Represents the actuarial increase from June 30, 2010 to June 30, 2011.  The actuarial increase is the change in the present value of the executive’s retirement benefits under the qualified defined benefit pension plan established by the Company, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements.  Please see Note 6 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2011.

(3)	All Other Compensation column includes the following for fiscal 2011:

Brown	Caudill	Jennings	Ramsey	Wesolosky

Premium for personal portion of life insurance (a)	$—	$—	$496	$—	$—
Club dues	—	—	650	—	—
Vehicle provided (a)	10,049	10,970	7,489	7,045	—
Tax gross-up on vehicle (a)	5,519	7,451	5,525	4,786	—
Communications (phone, internet) (b)	1,773	1,769	2,014	1,843	1,206
Employee savings plan matching company contributions	6,785	7,480	12,833	5,760	3,940
Total	$24,126	$27,670	$29,007	19,434	$5,146

(a) Amounts reported as taxable to individuals during fiscal 2011.
(b) Reflects total for fiscal 2011, although perquisite value is an indeterminate amount.

(4)
Mr. Heath retired effective December 31, 2008.  The $98,777 increase in pension value disclosed for 2009 does not include $412,742 of payments made to him since his retirement.  In total, Mr. Heath's pension value decreased $313,965 during fiscal 2009.

(5)	Includes change in value of supplemental retirement plan of $138,211, $91,462 and $31,240 for 2011, 2010 and 2009, respectively (see “Retirement Benefits” for a discussion of this retirement benefit).

(6)	Mr. Ramsey was elected an executive officer on November 20, 2008.

(7)	Mr. Wesolosky was elected an executive officer on November 18, 2010.

Grants of Plan-Based Awards

The following table sets forth information concerning the performance shares awards granted to our named executive officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (1)			Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Threshold	Target	Maximum

John B. Brown	August 16, 2010	1,000	1,500	2,000	58,660

Johnny L. Caudill	August 16, 2010	1,000	1,500	2,000	58,660

Glenn R. Jennings	August 16, 2010	5,000	7,500	10,000	293,300

Brian S. Ramsey	August 16, 2010	1,000	1,500	2,000	58,660

(1)
The amounts reflected in these columns reflect estimated awards of shares of restricted stock that could be realized from the performance share awards made to the named executive officers under the Company’s Incentive Compensation Plan.  These awards are further described in Footnote (1) to the “Summary Compensation Table” above and in “Elements of Compensation – Performance Shares”.  The values in these columns reflect the possible number of shares of restricted stock that would be realized and awarded based upon not only satisfaction of the maximum performance benchmark respecting the 2011 performance share awards (which we met) but also the target payout that could have resulted if the maximum benchmark was not met or if only the minimum threshold for any payout was met (recognizing that less than the minimum threshold would result in no payments).

(2) The values shown in this column assume the maximum number of shares of restricted stock were awarded based on the $29.33 per share market price of our common stock as of the grant date.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the performance shares that have been awarded, but not vested, as of June 30, 2011.

Name	Number of Shares That Have Not Vested (1)	Market Value of Shares That Have Not Vested ($) (2)

John B. Brown	2,000	63,292

Johnny L. Caudill	2,000	63,292

Glenn R. Jennings	10,000	316,460

Brian S. Ramsey	2,000	63,292

(1)
As discussed in “Performance Shares” in the Compensation Discussion and Analysis section of this proxy statement, the performance shares awarded at the beginning of the Company’s 2011 fiscal year had a one-year performance period, which was met as of June 30, 2011.  The Company met the maximum performance threshold for the performance shares, and thus this column reflects the maximum number of shares of restricted stock each executive officer received.  The shares of restricted stock were awarded on August 26, 2011 (the date our audited 2011 financial statements were filed with the SEC on Form 10-K) with the first 1/3 of these shares vesting on August 31, 2011.  The second 1/3 of these shares of restricted stock will vest on August 31, 2012, and the final 1/3 of these shares of restricted stock will vest on August 31, 2013.

(2)	These amounts were calculated based on the fair market value of a share of the Company’s common stock on June 30, 2011 at $31.65 per share.

Retirement Benefits

We have a trusteed, non-contributory, defined benefit retirement plan.  Also, we have a nonqualified defined contribution supplemental retirement agreement for Mr. Jennings under which we contribute into an irrevocable trust until Mr. Jennings’ retirement.

The following table shows the present value of accumulated plan benefits under these plans as of June 30, 2011 for each individual in the “Summary Compensation Table” receiving compensation during 2011.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)

John B. Brown	Defined Benefit Retirement Plan	16	129,160	—

Johnny L. Caudill	Defined Benefit Retirement Plan	39	765,765	—

Glenn R. Jennings	Defined Benefit Retirement Plan	32	1,116,781	—
	Supplemental Retirement Agreement	—	510,986	—

Brian S. Ramsey	Defined Benefit Retirement Plan	27	138,543	—

Matthew D. Wesolosky	Defined Benefit Retirement Plan	8	24,824	—

(1)	The amounts were computed using the following significant assumptions:

	Mortality – The RP-2000 Mortality Table for annuitants and non-annuitants with projected mortality improvements; specifically as outlined in IRC Regulation 1,430 (h)(3)-1 for 2010 valuations
	Discount Rate – 5.25%
	Assumed Retirement Age – Retirement rates for ages 55-65

The defined benefit retirement plan is available to all employees hired prior to May 9, 2008 as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service on or after November 1, 2002 plus the frozen accrued benefit as of October 31, 2002.  The frozen accrued benefit is based upon a formula of 1.8% of the highest five years average monthly salary for each year of service plus .55% of the highest five years average monthly salary in excess of covered compensation for each year of service, not to exceed 35 years.  The average monthly salary and years of service used in calculating the frozen accrued benefit is determined as of October 31, 2002.  The compensation used to determine the average monthly salary under the plan includes only base salary of employees, excluding overtime, bonuses or stock awards, (see “Salary” in the “Summary Compensation Table”) and is limited to a maximum of $245,000.  The amounts received under the Plan are not subject to any deduction for Social Security benefits received.

In the event of death, disability, normal retirement age or early retirement age, single sums are available at the employee’s option for benefits accrued under the defined benefit retirement plan prior to December 1, 2002.  For all benefits accrued under the defined benefit retirement plan after December 1, 2002, single sum distributions are available up to $5,000.

Normal retirement age is 65 under the defined benefit retirement plan.  Early retirement is available beginning at age 55, with a reduction of benefits calculated at 5% per year for each year less than 65.  Mr. Caudill and Mr. Jennings are currently eligible for early retirement.

In the event of death, our executive officers are entitled to benefits under our defined benefit retirement plan.  The payments would be made as lump sum settlements. See “Termination Table”.

In the event of disability, our executive officers are entitled to disability benefits under our defined benefit retirement plan.  Payments would be made as monthly annuities. See “Termination Table”.
Beginning in 2005, we began contributing $60,000 annually into an irrevocable trust under a nonqualified defined contribution supplemental retirement agreement with Mr. Jennings.  Mr. Jennings has made no contributions to the trust.  The trust experienced $78,211 of net investment gains during fiscal 2011.  The assets of the trust consist of exchange traded mutual funds and are recorded at fair value based on observable market prices from active markets.  Net realized and unrealized gains and losses are included in earnings each period.  No withdrawals have been made from the trust during the fiscal year.  Our contributions and the trust's earnings are reported under Change in Pension Value in the Summary Compensation Table for Mr. Jennings for each year presented.  At retirement, the trustee will make annual payments of $100,000 to Mr. Jennings until the trust is depleted.  The Board of Directors, upon the recommendation of the Corporate Governance and Compensation Committee, established the supplemental retirement agreement with Mr. Jennings to restore benefits that executives lose due to qualified employee benefit plan limitations.  The committee provided the benefit to Mr. Jennings in consideration of services currently rendered by him on behalf of the Company, as well as providing an inducement for Mr. Jennings to provide future valuable services until retirement.  The Committee believes that the supplemental retirement agreement, together with the other elements of Mr. Jennings' compensation achieves the goal to provide fair and appropriate levels of compensation that will ensure our ability to attract and retain a competent and engaged management team.  The supplemental retirement agreement did not impact our other compensation elements for him or other executive officers.

Potential Payments Upon
Termination Or Change In Control

Recognizing that our executives' contributions to our growth and success have been significant, our Board of Directors desires to provide for the continued employment of the executives in order to encourage and reinforce the continued attention and dedication of the executives as members of our management.  In order to formalize our Board's wishes for continued employment of the executives, we have entered into agreements with each of our officers.  All of the agreements provide for payments to the officer in the event that his employment terminates after a change in control.  Our Board believes that we are at risk of losing our executives in the event of a change in control.  The payments, as structured, provide incentive to the officer to continue his employment throughout such a transition period and provide an incentive to the successor company to retain the present executives.  The agreements also all include a non-compete provision which protects us from certain business risks such as threats from competitors, loss of confidentiality or trade secrets and solicitation of customers and employees.  Our Board believes that the importance of the benefits provided by such agreements increases with position and level of responsibility; therefore, in addition to the material terms previously discussed, our agreement with Mr. Jennings also defines our right to terminate the employment relationship with him and provides for payments to be made to him if he is terminated in violation of the terms of the agreement at any time during the employment agreement period.  As previously discussed, the intent of our compensation program is to help us attract and retain the appropriate executive talent.  Our Board believes, in addition to protecting us from certain business risks, the employment agreement helps retain Mr. Jennings by providing a competitive employment arrangement with respect to a change in control or termination without cause.

Mr. Jennings’ Employment Agreement

Our agreement with Mr. Jennings provides for his employment in his present capacity through November 30, 2015.  The agreement automatically extends one additional year on each November 30, unless either we or Mr. Jennings delivers to the other notice that such automatic extension shall not occur.

Under the provisions of his employment agreement, Mr. Jennings will receive payments if we terminate his employment in violation of the terms of the agreement.  Termination by us without cause is a violation of the employment agreement.  Mr. Jennings may also receive payments if he terminates his employment following a change in control.  Mr. Jennings receives no payments under the employment agreement in the event he dies, resigns prior to a change in control, resigns in bad faith following a change in control, becomes disabled or if we terminate him for cause.

If we terminate Mr. Jennings’ employment in violation of his agreement, including a termination without cause, we are required to continue to pay Mr. Jennings his salary for the number of years remaining under the agreement, but in no event for less than three years.  In addition, during the same period Mr. Jennings will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by us.  We also will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under his employment agreement.  See Column I in “Termination Table”.  See also the discussion below on the effect of termination with respect to Mr. Jennings’ performance share awards.

Mr. Jennings also may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in our best interests or he is unable to carry out his duties effectively.  A change in control is defined generally to include (i) the acquisition of 20% of our voting stock by any entity, group or person, (ii) a change in the majority of our Board of Directors or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in the ownership or control of us.  If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, we are required to pay him in a lump sum at the time of his termination.  The lump sum shall be in an amount equal to the total of his salary for the number of years remaining under his employment agreement, or if the total number of years left on his employment agreement is less than three, we are required to pay him an amount equal to three years of his salary.

If Mr. Jennings terminates his employment in good faith following a change in control, then for the number of years remaining under his employment agreement, but in no event for less than three years, he will also continue to participate in all employee benefits and programs for which he otherwise would have been eligible.  He also may, at his option, elect to receive title to the automobile then being provided to him by us.  We will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under the agreement. See Column IV in “Termination Table”.  See also the discussion below under “Performance Share Awards”, on the effect of termination with respect to Mr. Jennings’ performance share awards.

In the event Mr. Jennings is terminated by us in violation of his employment agreement or if he terminates his employment in good faith following a change in control, we agree to pay any losses or damages he suffers as a result of such termination, including legal expenses.  We also agree to pay Mr. Jennings’ legal expenses generated by any actions regarding the validity or enforceability of the employment agreement or liability under the agreement.

Mr. Jennings’ employment agreement contains a non-compete provision.  Under the terms of the non-compete, Mr. Jennings’ right to payments under his employment agreement ceases if he becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we had (and currently have) pipeline facilities as of the execution date of the employment agreement.

Change in Control Agreements

Our other executive officers, Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky, do not have an employment agreement.  Each of these executive officers is appointed for a one year term by our Board of Directors.

We do, however, have an agreement with each of these executive officers, which becomes operative in the event of a change in control.  For the purpose of these change in control agreements, a change in control is defined generally to include (i) the acquisition of 20% of our voting stock by any entity, group or person, (ii) a change in the majority of our Board of Directors or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in the ownership or control of us.

These change in control agreements with these executive officers provide that, following a change in control, each of the four officers may continue in our employment in their customary positions for a period of three years.  During this time they will receive compensation consisting of (i) a base salary that is not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with our regular compensation practices and (ii) incentive and bonus awards that are not less than the annualized amounts of any such awards paid to them for the twelve months ending on the date of a change in control.  In addition, their change in control agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices.  See Column IV in “Termination Table”.  See also the discussion below, under “Performance Share Awards”, on the effect of termination with respect to the officers’ performance share awards.

The change in control agreements also provide that if we terminate Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky without cause during the three year period following a change in control, their compensation and benefits and service credits under the employee benefit plans will continue for the remainder of the period, but in no event for less than two years following termination of employment.  If Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky terminates his employment under the change in control agreement because he determines in good faith that, due to the change in control, his continued employment is not in our best interests or he is unable to carry out his duties effectively, then that termination is considered a termination by us without cause.  Under the change in control agreement, an officer receives no payments if we terminate him for cause or if he is terminated due to his death or retirement.

If terminated without cause, Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky may elect to receive their total base salary due as a lump sum payment and may elect to receive title to the automobile then currently being furnished to them.  We also agree to pay the four officers an amount equal to any excise taxes they are required to pay as a result of payments made to them under the change in control agreement.

In addition, we also agree to pay the legal expenses of the executive officers that may be generated by any actions regarding the validity or enforceability of the change in control agreement or liability under the agreement.

The executive officers’ change in control agreements contain a non-compete provision.  Under the terms of the non-compete, an executive officer’s right to payments under the change in control agreement ceases if the executive officer becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we had (and currently have) pipeline facilities as of the execution date of the agreement for the applicable officer.

Defined Benefit Retirement Plan

In addition, all executive officers have accumulated retirement benefits under our defined benefit retirement plan, which would be available to them if they terminated their employment with us as of June 30, 2011.  Their monthly benefits are available whether their employment is terminated with or without cause either before or after a change in control.  The amounts are not available in the event of death or disability. See Columns I and III in “Termination Table”.

In the event of death, all executive officers are entitled to benefits under our defined benefit retirement plan.  The payments would be made as lump sum settlements.  See Column V in “Termination Table”.

In the event of disability, all executive officers are entitled to benefits under our defined benefit retirement plan.  In addition, all executive officers are entitled to benefits under our insured disability plan that we maintain for our employees.  Disability payments are made monthly. See Column VI in “Termination Table”.

Performance Share Awards

On August 16, 2010, the Board approved and awarded performance shares to Mr. Brown, Mr. Caudill, Mr. Jennings and Mr. Ramsey.  The performance shares include both performance and service conditions.  If the performance conditions are met, the recipients receive one share of restricted stock for each performance share awarded.  As long as the executive officer remains our employee, then the shares of restricted stock vest over time and are exchanged for shares of our common stock.  For more information regarding the performance and service conditions, see “Performance Shares” under “Compensation Discussion and Analysis” above.

The Termination Table at the end of this section presents the value of the shares of restricted stock each recipient would have been entitled to receive as of June 30, 2011 in each of the termination scenarios presented.  The performance period for the awards was the fiscal year ended June 30, 2011.   For the purpose of this Termination Table, we used the maximum performance objective compensation levels.

Additionally, the number of shares of restricted stock each recipient would have been entitled to receive as payment for his performance shares if an event of termination had occurred after June 30, 2011 varies depending upon the type of termination, as described below.

Resignation or Termination

The executive officers would have had no right to receive payment in respect of performance shares if they had resigned or were otherwise terminated before the first vesting date of August 31, 2011.  Thereafter, the executive officers forfeit the remaining shares of restricted stock if they resign or are otherwise terminated before either of the next two vesting periods.

Retirement between June 30-August 31, 2011

If an executive officer had retired on June 30, 2011 or before the termination of the first restriction period (August 31, 2011), one-third of the shares of restricted stock previously granted immediately would have vested and the executive officer would have received shares of our common stock in exchange for one-third of his shares of restricted stock, as shown in Column II for Mr. Caudill and Mr. Jennings.  No value for the shares of restricted stock was included in Column II for Mr. Brown or Mr. Ramsey because neither of these executive officers were eligible for retirement on June 30, 2011.  If an executive officer had retired at any time prior to August 31, 2011, the executive officer would have forfeited his remaining two-thirds of shares of restricted stock.

Change in Control

If a change in control occurred on June 30, 2011 or after June 30, 2011 but before all of the vesting periods terminate (August 31, 2013), all shares of restricted stock would immediately vest and the executive officers would receive shares of our common stock in exchange for their shares of restricted stock, as shown in Column IV.

Death

If an executive officer dies on or after June 30, 2011, but before all of the restriction periods terminate (August 31, 2013), all shares of restricted stock would immediately vest and the executive officer’s beneficiaries would receive shares of our common stock rather than shares of our restricted stock as shown in Column V.

Disability between June 30-August 31, 2011

If an executive officer had become disabled on June 30, 2011 or before the termination of the first restriction period (August 31, 2011), one-third of the shares of restricted stock previously granted immediately would have vested and the executive officer would have received shares of our common stock in exchange for one-third of his shares of restricted stock, as shown in Column VII.  The remaining two-thirds of his shares of restricted stock would have been forfeited.

Disability and Retirement between September 1, 2011-August 31, 2013

If an executive officer becomes disabled or retires on or after September 1, 2011 but before all of the restriction periods terminate (August 31, 2013), then the number of shares of restricted stock that will vest and be reissued as common stock shall equal the number of shares of common stock he would otherwise be entitled to receive had he been an active employee at the end of the applicable restriction period (either August 31, 2012 or August 31, 2013) multiplied by the portion of the restriction period during which he was an active employee.  The executive officer’s remaining shares of restricted stock would then be forfeited.

The following “Termination Table” sets forth potential payments payable to the individuals in the “Summary Compensation Table” in the event they terminate their employment under varying circumstances.  The “Termination Table” assumes that the termination occurred as of June 30, 2011.

Termination Table

($)	I	II		III	IV			V	VI	VII
	Payments Before a Change in Control (1)			Payments Following a Change in Control				Payments in the Event of Death	Payments in the Event of Disability

Name	Monthly		Lump Sum	Monthly		Lump Sum		Lump Sum	Monthly (2)	Lump Sum

John B. Brown
Accrued vacation benefits	—		17,161	—		17,161		17,161	—	17,161
Defined benefit retirement plan	—	(3)	—	—	(4)	—		749,473	385	—
Change of control agreement	—		—	—		818,415	(5)	—	—	—
Excise taxes (grossed up)	—		—	—		120,000	(5)	—	—	—
Performance award shares (6)	—		—	—		63,292		63,292	—	21,097
Insured disability plan	—		—	—		—		—	10,900	—
	—		17,161			1,018,868		829,926	11,285	38,258

Johnny L. Caudill
Accrued vacation benefits	—		24,496	—		24,496		24,496	—	24,496
Defined benefit retirement plan	5,541	(3)	—	6,362	(4)	—		810,267	5,541	—
Change of control agreement	—		—	—		1,029,534	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		130,000	(5)	—	—	—
Performance award shares (6)	—		21,097	—		63,292		63,292	—	21,097
Insured disability plan	—		—	—		—		—	11,425	—
	5,541		45,593	6,362		1,247,322		898,055	16,966	45,593

Glenn R. Jennings
Accrued vacation benefits	—		48,596	—		48,596		48,596	—	48,596
Defined benefit retirement plan	7,849	(3)	—	9,186	(4)	—		1,143,654	7,849	—
Employment agreement	63,523	(7)	—	—		3,366,697	(8)	—	—	—
Excise taxes (grossed-up)	—		—	—		470,000	(8)	—	—	—
Performance award shares (6)	—		105,487	—		316,460		316,460	—	105,487
Insured disability plan	—		—	—		—		—	21,175	—
Term life insurance policy	—		—	—		—		200,000	—	—
Supplemental retirement trust	8,333	(9)	—	8,333	(9)	—		510,986	—	510,986
	79,705		154,083	17,519		4,201,753		2,219,696	29,024	665,069

Brian S. Ramsey
Accrued vacation benefits	—		9,946	—		9,946		9,946	—	9,946
Defined benefit retirement plan	—	(3)	—	—	(4)	—		576,529	479	—
Change of control agreement	—		—	—		757,749	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		110,000	(5)	—	—	—
Performance award shares (6)	—		—	—		63,292		63,292	—	21,097
Insured disability plan	—		—	—		—		—	9,100	—
	—		9,946	—		940,987		649,767	9,579	31,043

Matthew D. Wesolosky
Accrued vacation benefits	—		11,907	—		11,907		11,907	—	11,907
Defined benefit retirement plan	—	(3)	—	—	(4)	—		486,298	52	—
Change of control agreement	—		—	—		470,730	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		60,000	(5)	—	—	—
Insured disability plan	—		—	—		—		—	5,925	—
	—		11,907	—		542,637		498,205	5,977	11,907

(1)	Paid to the executive officer in the event of voluntary termination by the executive officer or involuntary termination by us, subject to notes (6) and (7) below.

(2)
In the event of disability, payments under our defined benefit retirement plan are assumed to be made monthly as 10-year certain and life annuities.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options, as illustrated in note (3) below.  Payments under our insured disability plan are assumed to be made monthly until the executive officer reaches the age of 65.

(3)
Monthly amounts payable under our defined benefit retirement plan. The amounts are payable as a result of any termination of employment, including, for example, the termination of the executive officer’s employment by us for cause.  These monthly payments would begin immediately for Mr. Caudill and Mr. Jennings.  Payments to Mr. Brown would begin when he reaches the age of 65 in the amount of $2,533 per month, or at age 55 in the amount of $1,267 per month.  Payments to Mr. Ramsey would begin when he reaches the age of 65 in the amount of $2,230 per month, or at age 55 in the amount of $1,115 per month.  Payments to Mr. Wesolosky would begin when he reaches the age of 65 in the amount of $747 per month, or at age 55 in the amount of $374 per month.  Payments assume monthly payments as a 10-year certain and life annuity option.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options.  See “Retirement Benefits”.  For example, Mr. Brown could receive an immediate lump sum of $27,219 along with an annuity of $1,818 per month beginning at age 65 (or $909 per month beginning at age 55), Mr. Caudill could receive an immediate lump sum of $568,045 along with an immediate annuity of $1,657 per month, Mr. Jennings could receive an immediate lump sum of $811,807 along with an immediate annuity of $2,277 per month, Mr. Ramsey could receive an immediate lump sum of $54,506 along with an annuity of $1,159 per month beginning at age 65 (or $580 per month beginning at age 55) and Mr. Wesolosky could receive an immediate lump sum of $1,867 along with an annuity of $660 per month beginning at age 65 (or $330 per month beginning at age 55).

(4)
The amounts payable under the executive officer’s change in control agreement if the executive officer is terminated following a change in control by us, without cause, or by the executive officer in good faith.  For Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky, these amounts include an additional three years of vesting and benefit accrual at their current salary level.  For Mr. Jennings, this amount includes benefit accruals for an additional three years or until the end of his current employment agreement, November 30, 2015, if later.  These monthly payments would begin immediately for Mr. Caudill and Mr. Jennings.  Payments to Mr. Brown would begin when he reaches the age of 65 in the amount of $3,378 per month, or at age 55 in the amount of $1,689 per month.  Payments to Mr. Ramsey would begin when he reaches the age of 65 in the amount of $3,202 per month, or at age 55 in the amount of $1,601 per month.  Payments to Mr. Wesolosky would begin when he reaches the age of 65 in the amount of $1,223 per month, or at age 55 in the amount of $612 per month.  Payments assume monthly payments as a 10-year certain and life annuity option.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options.  See “Retirement Benefits”.  For example, Mr. Brown could receive an immediate lump sum of $27,219 along with an annuity of $2,662 per month beginning at age 65 (or $1,331 per month beginning at age 55), Mr. Caudill could receive an immediate lump sum of $568,045 along with an immediate annuity of $2,477 per month,  Mr. Jennings could receive an immediate lump sum of $811,807 along with an immediate annuity of $3,615 per month, Mr. Ramsey could receive an immediate lump sum of $54,506 along with an annuity of $2,131 per month beginning at age 65 (or $1,066 per month beginning at age 55), and Mr. Wesolosky could receive an immediate lump sum of $1,867 along with an annuity of $1,136 per month beginning at age 65 (or $568 per month beginning at age 55).

(5)
The amounts reflect estimated lump sum payments under the executive officer’s change in control agreement if the executive officer is terminated following a change in control (i) by us, without cause, or (ii) by the executive officer in good faith.

(6)
The amounts were calculated based on the fair market value of a share of the Company’s common stock on June 30, 2011 at $31.65 per share.  Only Mr. Jennings and Mr. Caudill were eligible for retirement as of June 30, 2011.  As a result, the payments in Column II reflect the amount Mr. Jennings and Mr. Caudill would be entitled to receive if they had retired as of June 30, 2011 prior to a change in control.

(7)
This amount reflects estimated monthly payments and benefits that we must make to Mr. Jennings if, before any change in control, we terminate his employment in violation of his employment agreement.  No payments would be made if Mr. Jennings breaches his contract or if we terminate his employment for cause.  The monthly payments and benefits continue for the term remaining on his employment agreement, but in no event for less than three years. Estimated payments include perquisites, changes in pension value, salary and bonus amounts based on 2011 amounts.  See “Potential Payments Upon Termination Or Change In Control”.

(8)
Lump sum payment to Mr. Jennings under his employment agreement if he is terminated following a change in control (i) by us, in violation of his employment agreement, or (ii) by Mr. Jennings in good faith.

(9)	The supplemental retirement trust will pay Mr. Jennings $100,000 per year upon his retirement until the trust balance is extinguished.

Security Ownership Of Certain
Beneficial Owners and Management (1)

Name Of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percent Of Stock
Name and address of shareholders owning more than 5% (3) Anita G. Zucker c/o The Inter Tech Group, Inc. 4838 Jenkins Avenue
North Charleston, SC 29405	253,489	7.5%

Name of directors, director nominees and
   named executive officers (4)

Linda K. Breathitt (5)	1,872		*

John B. Brown (6)	4,430	(7)	*

Johnny L. Caudill (6)	8,736	(7)	*

Lanny D. Greer (5)	2,900		*

Glenn R. Jennings (5)(6)	28,989	(7)	*

Michael J. Kistner (5)	2,611		*

Lewis N. Melton (5)	16,173		*

Brian S. Ramsey (6)	3,307	(7)	*

Arthur E. Walker, Jr. (5)	18,641		*

Matthew D. Wesolosky (6)	902		*

Michael R. Whitley (5)	15,500		*

All directors and officers as a group (11 persons)	104,061		3.1%

*	Less than 1%.

(1)	The only class of stock issued and outstanding is common stock.
(2)
The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	The figures are based on the Schedule 13D filed by Anita G. Zucker on September 7, 2010.
(4)	The figures, which are as of August 31, 2011, are based on information supplied to us by our executive officers and directors.
(5)	Director.
(6)	Executive Officer.
(7)
The amounts disclosed include unvested shares awarded to executive officers under the Incentive Compensation Plan.  Mr. Jennings has 6,667 unvested shares and Mr. Brown, Mr. Caudill and Mr. Ramsey each have 1,333 unvested shares.

Certain Relationships and Related Transactions

Transactions between us and related persons or parties are approved, similar to all our transactions, by our properly authorized officers or agents or, if required, by our Board of Directors.  We additionally review all such related party transactions pursuant to the following policies and procedures.

Quarterly, we report a summary of all known related party transactions to management and our internal auditor for review.  Each year in anticipation of our Annual Meeting of Shareholders, we request from each of our Officers and Directors information about transactions that they or parties related to them may have had with us.  The information we request is designed to enable us to comply with our obligation to report related party transactions.

Each year our Audit Committee reviews the summary report to management of known related party transactions for the year and the information that is supplied to us by each Officer and Director.  Neither we nor the Audit Committee has written standards for review of this information, although in reviewing the propriety of any reported related party transactions, the Audit Committee considers the provisions of our Business Code of Conduct and Ethics, which our Directors and Officers also commit to observe.  The Audit Committee is authorized under its charter to retain legal counsel as necessary in connection with its fulfilling of its duties and obligations.  Our written Audit Committee Charter states expressly that the Committee’s “oversight responsibilities” includes “reviewing and considering related party transactions”.

The Audit Committee concluded from its review in 2011 that transactions with Directors and Officers were appropriate and on an arms-length basis.  During 2011, we entered into transactions described below.

Lanny D. Greer, a member of our Board of Directors, owns approximately 15.6% of Elmo Greer & Sons, LLC, and he and his immediate family together own 100% of Elmo Greer & Sons, LLC.  Delta Resources supplied Elmo Greer & Sons, LLC with approximately $548,000 of natural gas during fiscal 2011.  The price charged Elmo Greer & Sons, LLC by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated, market-based component for the natural gas commodity.  In addition, we sold natural gas at tariff rates to Elmo Greer & Sons, LLC and other companies related to Mr. Greer totaling approximately $38,000 during fiscal 2011.

Glenn R. Jennings, Chairman of the Board, President and Chief Executive Officer, serves as a member of the Board of Trustees of Berea College.  Delta Resources supplied Berea College with approximately $701,000 of natural gas during fiscal 2011.  The price charged Berea College by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated market-based component for the natural gas commodity.  In addition, we sold natural gas at tariff rates to Berea College totaling approximately $88,000 during fiscal 2011.

Arthur E. Walker, Jr., a member of our Board of Directors, owns 100% of The Walker Company which owns a 50% interest in The Rock Group, LLC.  The Rock Group, LLC operates in our service territory and sold approximately $11,000 of rock to us at market prices during fiscal 2011.  Mr. Walker also owns a 10% interest in Dutch Ishmael Chevrolet, Inc. and Dutch Ishmael Ford-Mercury, LLC.  We paid these companies a total of approximately $275,000 for vehicles that we purchased in fiscal 2011 at market competitive prices.  In addition, we sold natural gas at tariff rates to The Walker Company totaling approximately $12,000 during fiscal 2011.

Under the listing standards for the NASDAQ OMX Group, none of the series of transactions with Mr. Greer or Mr. Walker are of the magnitude which would impair their status as independent members of the Board of Directors or the committees on which they serve.  Since he is an employee, Mr. Jennings is not an independent member of the Board of Directors.

Mr. Greer is a director of Delta and is the President, a member of the board of directors, and Chairman of the board of directors of The First National Bank of Manchester (“First National”), in Manchester, Kentucky.  On May 5, 2008, First National entered into an Agreement with the Office of the Comptroller of the Currency (“OCC”).  The Agreement obligated First National to take corrective measures with regard to certain aspects of its operations, which the OCC found to involve unsafe or unsound banking practices.  On March 18, 2009, the OCC terminated the Agreement, based on its findings that the terms of the Agreement were no longer necessary to ensure the safe and sound operation of First National.

Shareholders’ Communications with Board

The Board of Directors provides a process for our shareholders to send communications to our Board of Directors or any member of the board.  The board policy encourages a shareholder to communicate in any manner convenient to the shareholder.  As one such method of communication, the board adopted a policy whereby any shareholder may communicate with the board or any member of the board by a written communication sent to our principal corporate offices.  Our Corporate Secretary will forward such written communication to the Chairman of our Board of Directors or to the particular director, as indicated by the shareholder.

Non-binding, Advisory Vote to Approve the
Compensation the Company Paid our Named Executive Officers for Fiscal 2011

Recently enacted federal legislation embodied in Section 14A of the Securities and Exchange Act of 1934, as amended, requires that we include in this proxy statement a resolution that is subject to shareholder vote on the compensation paid to our Named Executive Officers as described in “Compensation Discussion and Analysis” and the “Summary Compensation Table” in this proxy statement (commonly referred to as “Say-on-Pay”).

The compensation paid to our Named Executive Officers is disclosed in this proxy statement in the section entitled “Compensation Discussion and Analysis” and the related “Summary Compensation Table”.  We believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.  Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation the Company paid its Named Executive Officers, as disclosed in the “Compensation Discussion and Analysis” section and the related “Summary Compensation Table” of this proxy statement, is APPROVED.

Your vote on this Proposal 3 is advisory and therefore not binding on the Company, the Corporate Governance and Compensation Committee, or the Board of Directors.  The Board of Directors and our Corporate Governance and Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends voting FOR the proposal to approve the compensation paid to the Company’s Named Executive Officers disclosed in “Compensation Discussion and Analysis” and related “Summary Compensation Table” appearing in this proxy statement.

Non-binding, Advisory Vote on Whether the Shareholder Vote on Our Named
Executive Officers’ Compensation Should Occur Every 1, 2 or 3 Years

In addition to the advisory Say-on-Pay vote on Named Executive Compensation described above, we are also providing our shareholders the opportunity to vote on the frequency of future non-binding, advisory Say-on-Pay votes on Named Executive Compensation.

After careful consideration, the Board of Directors has determined that holding an advisory vote on Named Executive Compensation every year is the most appropriate policy for us at this time.  The Board recommends that our shareholders vote for an annual non-binding advisory Say-on-Pay vote of the compensation we pay our Named Executive Officers.  While our executive compensation programs are designed to reward performance over various time periods, the Board of Directors recognizes that Named Executive Officer compensation disclosures are an important consideration for our shareholders on an annual basis. While it may not be feasible to change the compensation program in consideration of any one year’s advisory vote on compensation, holding an annual non-binding advisory vote on executive compensation provides us with more immediate feedback of our shareholders’ opinions of our compensation practices and enables the Board to respond timely, when deemed appropriate, to shareholder concerns about our compensation practices.

We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on Named Executive Compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation.

This advisory vote on the frequency of future advisory votes on Named Executive Compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends that you vote to select “ONE YEAR” as your preference for the frequency of conducting future non-binding advisory votes on Named Executive Compensation.

Submission of Shareholders’ Proposals

Our Bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at our Annual Meeting of Shareholders.

Any proposal by a shareholder to be submitted for possible inclusion in our proxy soliciting materials for our 2012 Annual Meeting of Shareholders must be received by us no later than June 16, 2012.

Voting

General

As of the close of business on October 1, 2011, the record date fixed for determination of voting rights, we had outstanding 3,396,645 shares of common stock, each share having one vote.

Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting unless a new record date is set.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., “broker non-vote”), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a “no” vote on a proposition.  Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance.  An abstention is not the equivalent of a “no” vote on a proposition.

Election of Directors

Our directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Under plurality voting, the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election.

Matters Other than Election of Directors

Generally under Kentucky law, shareholder approval of a matter other than the election of directors requires the presence in person or by proxy of a quorum of shares and more votes cast favoring the action than cast opposing the action.  For proposal four – the non-binding advisory vote on whether the shareholder vote on our named executive compensation should occur every 1, 2 or 3 years – the selection of the frequency receiving the most votes will be considered as receiving approval.

Discretionary Voting Authority

We are not aware of any other matters to be presented at the Annual Meeting of Shareholders to be held on November 17, 2011.  However, if any other matters come before the meeting, it is intended that the holders of proxies solicited hereby will vote such shares in their discretion to the full extent permitted by Rule 14a-4 of the SEC's proxy rules.

Rule 14a-4 of the SEC’s proxy rules allows us to use discretionary authority to vote on a matter coming before our Annual Meeting of Shareholders and not included in our proxy statement.  This discretionary voting authority is limited to matters about which we do not have notice at least 45 days before the date in that year corresponding to the date on which our prior year’s proxy materials were first mailed to shareholders in connection with the prior year’s Annual Meeting of Shareholders.  Accordingly, for our 2012 Annual Meeting of Shareholders, any such notice must be submitted to our Corporate Secretary on or before August 30, 2012.

In addition we may also use discretionary voting authority if we received timely notice of such matters as described in the preceding sentence and if, in the proxy statement, we describe the nature of such matter and how we intend to exercise our discretion to vote on the matter.

This requirement is separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement, as described above in the section entitled “Submission of Shareholders’ Proposals”.

Financial Statements

Our 2011 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to our common shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, persons who own greater than 10 percent of the Company’s equity securities, our directors and executive officers are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish us with copies of all such reports they file.

Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that during fiscal 2011 all filing requirements applicable to directors and officers, and 10 percent shareholders, were satisfied, with the exception of Mr. Matthew D. Wesolosky, who filed on June 21, 2011, a Form 3 following his appointment on November 18, 2010 as an executive officer (Vice President – Controller).  The filing of the Form 3 was inadvertently not timely.

Other Matters

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2011 Annual Meeting of Shareholders.

Any stockholder may obtain without charge a copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2011, by submitting a request in writing to:  John B. Brown, Chief Financial Officer, Treasurer and Secretary, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY  40391.  Our 2011 Form 10-K and our 2011 Notice and Proxy Statement may also be viewed on our website at www.deltagas.com.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/John B. Brown

John B. Brown

Chief Financial Officer, Treasurer
and Secretary

October 14, 2011